UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 5, 2003

OPENLIMIT, INC.

(Formerly known as “Jure Holdings, Inc.”)

(Exact name of registrant as specified in its charter)

FLORIDA

(State or other jurisdiction of incorporation or organization)

000-28731	98-0211356
(Commission File Number)	(IRS Employer Identification Number)

Henry Dattler, Chief Executive Officer

Zugerstrasse 76B, Baar Switzerland CH 6341

(Address of principal executive offices)

011 41 41 560 1023

(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE

On September 18, 2003, OPENLIMIT, INC.‘s (formerly known as “Jure Holdings, Inc.”)(“Company”) board of directors adopted resolutions proposing and declaring advisable an amendment to its articles of incorporation. Specifically, the board of directors proposed that the Company’s articles of incorporation be amended to permit a change in the Company’s name from “Jure Holdings, Inc.” to “OPENLIMIT, INC., that the Company’s bylaws be amended to permit a reduction in the quorum requirement for meetings of the Company’s shareholders and to confirm Henry Dattler, Josef Mettler and Beat Baer as comprising the Company’s board of directors.

On September 19, 2003, pursuant to Shareholder Action in Lieu of an Extraordinary Special Meeting of the Shareholders, the amendment to the Company’s articles of incorporation was adopted by the written consent of holders of 24,637,000 or 51.3% of the Company’s common shares constituting a majority of the issued and outstanding shares entitled to vote thereon in accordance with the provisions set forth in the State of Florida Corporate Statutes Title XXXVI, Chapter 607.0704 and Article II, Section 12 of the Company’s bylaws. The change in the Company’s name to OPENLIMIT, INC. was effected on November 14, 2003 upon filing the amendment with the Florida Secretary of State.

On September 19, 2003, pursuant to Shareholder Action in Lieu of an Extraordinary Special Meeting of the Shareholders, the amendment to the Company’s bylaws was adopted by the written consent of holders of 24,637,000 or 51.3% of the Company’s common shares constituting a majority of the issued and outstanding shares entitled to vote thereon. The change in the Company’s quorum requirements for meetings of its shareholders was effected on November 14, 2003.

On September 19, 2003, pursuant to Shareholders Action in Lieu of an Extraordinary Special Meeting of the Shareholders, the appointments of Henry Dattler, Josef Mettler and Beat Baer as comprising the Company’s board of directors were approved by the written consent of holders of 24,637,000 or 51.3% of the Company’s common shares constituting a majority of the issued and outstanding shares entitled to vote thereon.

The Company’s new trading symbol on the Over the Counter Bulletin Board is “OPLM”.

ITEM 7. Financial Statements and Exhibits

The following exhibit(s) are included as part of this report:

1.	Amendment to the Company’s Articles of Incorporation dated September 19, 2003 (SEC Reference Number 3(i)(c).

2.	Amendment to the Company’s Bylaws dated September 19, 2003 (SEC Reference Number 3(ii)(b).

Pursuant to the requirement of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JURE HOLDINGS, INC.

Signature	Date
By: /s/ Henry Dattler	December 5, 2003

Name: Henry DattlerTitle:
Chief Executive Officer